EXHIBIT 3.1

Certificate of Designations of the Preferences, Rights and Limitations of the Series D Convertible Preferred Stock of

Zapata Quantum, Inc.

Pursuant to the authority expressly conferred upon the Board of Directors (the "Board'') of Zapata Quantum, Inc. (the "Company'') by the Company's Certificate of Incorporation, as amended, the Board on April 1,2026 hereby designates the Series D Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows: Capitalized words and terms not defined herein and are not descriptive shall have the meaning as set forth in Section 19 below.

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as "Series D Convertible Preferred Stock" (the "Preferred Shares''). The authorized number of Preferred Shares shall be 15,000 shares. Each Preferred Share shall have a par value of $0.0001. Each Preferred Share shall have a stated value equal to $1,000 (the "Stated Value'').

2. Ranking. All shares of capital stock of the Company, both common stock and any other series of preferred stock, shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the "Junior Stock''). The rights of all such shares of Junior Stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith. For the avoidance of doubt, in no circumstance will a Preferred Share have any rights subordinate or otherwise inferior to the rights of shares of any Junior Stock.

3. Conversion.

(a) Holder's Conversion Right. Subject to the provisions of Section 3, at any time and, each holder of a Preferred Share (each, a "Holder" and collectively, the "Holders") shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) determined based on the Conversion Rate (as defined below).

(b) Conversion Rate. Each Preferred Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock equal to the ratio determined by dividing (A) the Stated Value of such Preferred Share by (B) the Conversion Price (as defined below) in effect at the time of conversion (the "Conversion Rate''). The "Conversion Price" shall be 85% of the lower of (i) the average VWAP for the 10 Trading Days immediately prior to (but not including) the Initial Issuance Date and (ii) the average closing price of the Common Stock for the 10Trading Days immediately prior to (but not including) the Initial Issuance Date. The Conversion Price shall be subject to adjustment as

1

provided below, and for the avoidance of doubt, any adjustment to the Conversion Price as provided below shall result in a concordant adjustment to the number of shares of Common Stock into which each Preferred Share may be converted pursuant to the Conversion Rate.

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. Ifthe issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder's Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable share of Common Stock, on any date (a "Conversion Date''), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit 1 (the "Conversion Notice") to the Company. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Company unless all of the Preferred Shares represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the "Preferred Share Certificates'') so converted as aforesaid.

(ii) Company's Response. On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement which has been filed with the SEC, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. Ifthe number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(ii) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Record Holder. The Person or Persons entitled to receive the shares

2

of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company's Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within one Trading Day after the Company's receipt of a Conversion Notice (whether via email or otherwise) (the "Share Delivery Deadline"), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company's share register or to credit such Holder's or its designee's balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of any Preferred Shares (as the case may be) (a "Conversion Failure''), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within one Trading Day after the Company's receipt of a Conversion Notice (whether via email or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company's share register or credit such Holder's or its designee's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be), and if on or after such Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within one Trading Day after such Holder's request, which request shall include reasonable documentation of all fees, costs and expenses, and in such Holder's discretion, either (i) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of- pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the "Buy-In Price''), at which point the Company's obligation to so issue and deliver such certificate or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such

3

issuance and payment under this clause (ii). In addition to Holder's other available remedies, the Company shall pay to Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock (based on Closing Sale Price of the shares of Common Stock which should be issued upon the Preferred Shares for which conversion had been requested, $10 per Trading Day for each Trading Day following the Share Delivery Deadline and increasing to $20 per Trading Day after the fifth Trading Day until such shares of Common Stock are delivered and registered. Nothing herein shall limit Holder's right to pursue actual damages for the Company failure to timely deliver certificates representing Common Stock as required hereby and Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, adecree of specific performance and/or injunctive relief. Further, in the event the Company refuses to honor any Conversion or makes it known it will not honor any Conversion (the "Conversion Default Date''), the Holder will be entitled to damages at the higher of: (i) actual provable damages; or (ii) an amount determined as the product of N*H, where N is the number of shares that would have been issued upon conversion Preferred Share held by the Holder on the Conversion Default Date and H is the average closing price of the Common Stock during the time the Company fails or refuses to honor any Conversion until such time as the Holder elects to void its Conversion Notice.

(v) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the Preferred Share Certificate to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(v) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the Preferred Share Certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each Preferred Share Certificate for or book entry issuance of Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES D PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c) THEREOF. THE NUMBER OF SHARES OF SERIES D PREFERRED STOCK REPRESENTED BY

4

THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES D PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES D PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

Notwithstanding anything herein to the contrary, the Company may issue Preferred Shares or Conversion Shares, or other issuances pursuant to this Certificate of Designations, in booky entry form in lieu of issuing certificates.

(e)Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Preferred Shares held by a Holder shall not be convertible by such Holder, and no other issuance of Common Stock pursuant to the Preferred Shares may be effected hereunder and the Company shall not effect any conversion of any Preferred Shares held by such Holder or other issuance of Common Stock with respect to any Preferred Shares (including pursuant to any dividend or exchange provided for hereunder), to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4.99% or such other percentage at or below 9.99%, as originally selected by the Holder as of the Initial Conversion Date, as applicable as to a particular Holder (the "Beneficial Ownership Limitation") of the shares of Common Stock outstanding immediately after giving effect to such conversion or issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted Preferred Shares beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(e). For purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of Preferred Shares without exceeding the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent annual or periodic report on Form 10-K or 10-Q, current report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice issued by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (any, the "Reported Outstanding Share Number"). For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion

5

Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 3(e), to exceed the Beneficial Ownership Limitation, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Conversion Notice. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to each conversion, exchange or exercise of securities of the Company including the Preferred Shares by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of the Preferred Shares results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages, claims or losses as a result of Excess Shares being issued to the extent due to any fault or negligence of the Company. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Preferred Shares in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-l(a)(l) of the Exchange Act. No prior inability to convert the Preferred Shares pursuant to this Section 3(e) shall have any effect on the applicability of the provisions of this Section 3(e) with respect to any subsequent determination of convertibility. The provisions of this Section 3(e) shall be construed and implemented in amanner otherwise than in strict conformity with the terms of this Section 3(e) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 3(e) may not be waived and shall apply to a successor holder of the Preferred Shares. In connection with any conversion of the Preferred Shares, the Holder shall represent that it is not exceeding the Beneficial Ownership Limitation as a result of such conversion.

4. Adjustments.

(a) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such subdivision will be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in

6

the aggregate number of shares of Common Stock outstanding. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment pursuant to this Section 4(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Subsequent Equity Sales. If, at any time while the Preferred Shares are outstanding, the Company or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced to equal:

CP2 = CP1 * (A+B) I (A+C); where

(c) CP2 = the Conversion Price immediately after the Dilutive Issuance

(d) CP1 = the Conversion Price immediately before the Dilutive Issuance

(e) A = Number of shares of Common Stock issued and outstanding immediately before the Dilutive Issuance

(f) B = Total consideration received by the Company with respect to the Dilutive Issuance divided by CP1

(g) C = Number of new shares of Common Stock issued in the Dilutive Issuance

Notwithstanding the foregoing, no adjustment will be made under this Section 4(b) in respect of an Exempt Issuance. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice''). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(b), upon the occurrence of any Dilutive Issuance, the Holders are

7

entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

(c) Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 4(c) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a dividend rate equal to dividend rate ofthe Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 4(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4(b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamental Transaction occurs prior to the Initial Conversion Date.

(d) Company Exchange Right. On any Trading Day on or following the Effective Date (and provided that the Registration Statement is then available for the resale of the Conversion Shares (or Rule 144 is then available)) and on or following which (i) the average daily VWAP of the Common Stock for the 10 preceding Trading Days is at least three times (3x) the Conversion Price, and (ii) the average daily dollar trading volume of the Common Stock, determined for each Trading Day by multiplying the volume on such Trading Day by the VWAP

8

on such Trading for the 20 preceding Trading Days is at least $5,000,000, then the Company may, upon giving the Holders 10 Trading Day's prior written notice (during which notice period, for the avoidance of doubt, any Holder may continue to convert its Preferred Shares in accordance with this Certificate of Designations), exchange all or any portion of 50% of the outstanding Preferred Shares for shares of Common Stock, pro rata with respect to each Holder's respective Preferred Shares then held, based on the Conversion Rate then in effect (in each such case, a "First Exchange''). On any Trading Day that is at least 30 Trading Days after the First Exchange (and provided that the Registration Statement is then available for the resale of the Conversion Shares (or Rule 144 is then available)) on or following which the following shall have occurred: (i) the average daily VWAP of the Common Stock for the 10 preceding Trading Days is at least five times (Sx) the Conversion Price, and (ii) the average daily dollar trading volume of the Common Stock, determined for each Trading Day by multiplying the volume on such Trading Day by the VWAP on such Trading for the 20 preceding Trading Days is at least $5,000,000, then the Company may, upon giving the Holders 10 Trading Day's prior written notice (during which notice period, for the avoidance of doubt, any Holder may continue to convert its Preferred Shares in accordance with this Certificate of Designations), exchange all or any portion of the remaining 50% of the outstanding Preferred Shares for shares of Common Stock, pro rata with respect to each Holder's respective Preferred Shares then held, based on the Conversion Rate then in effect (in each such case, a "Second Exchange" and each, an "Exchange")). If either the First Exchange or Second Exchange would otherwise operate to cause a Holder to exceed its respective Beneficial Ownership Limitation then in effect, the applicable Exchange will not be effected as to such Preferred Shares for which such Exchange would result in exceeding the Beneficial Ownership Limitation and the applicable shares of Common Stock shall not be issued and shall instead be held in abeyance, unless and until such time or times as such Exchange and issuance of the shares of Common Stock thereunder would not result in the Beneficial Ownership Limitation being exceeded, in each such case all in accordance with Section 3(e).

(d) Calculations. All calculations under this Section shall be made to the nearest cent or nearest 1/lOOth of a share, as the case may be. For purposes of this Section 4, the nearest number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(e) Notice to Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly give notice to the Holder setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment ("Dilutive Issuance Notice''). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance or other reduction of the Conversion Price, the Holder is entitled to receive anumber of Conversion Shares based upon the reduced Conversion Rate regardless of whether the Holder accurately refers to the Conversion Price in the Conversion Notice. A Dilutive Issuance Notice shall be deemed to have been given upon the Company making a public filing with the SEC or issuing a press release announcing the adjust event resulting in an adjustment.

9

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to the Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if arecord is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert these Preferred Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

5. Authorized Shares; Other Matters.

(a) Reservation. Beginning on the Initial Conversion Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to I 00% of the total number of Conversion Shares issuable upon full conversion of all outstanding Preferred Shares pursuant to this Certificate of Designations, without giving effect to the Beneficial Ownership Limitation set forth in Section 3(e), as such amount may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. Following the Initial Conversion Date, so long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, I 00% of the number of shares of Common Stock as shall from time-to-time be necessary to effect the full conversion of all of the Preferred Shares then outstanding, without giving effect to the Beneficial Ownership Limitation, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the "Required Amount"). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the

10

number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares.

(i) If at any time following the Initial Conversion Date and while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an "Authorized Share Failure"), then the Company shall use commercially reasonably efforts to cause an amendment to its Certificate of Incorporation increasing its authorized Common Stock as necessary to re-establish the Required Amount (as applicable, a "Charter Amendment") to be made effective as soon as reasonably practicable. Without limiting the generality of the foregoing, in the event of an Authorized Share Failure the Company shall hold a meeting of its shareholders to obtain shareholder approval of the Charter Amendment as required by the Company's Certificate of Incorporation, Bylaws and the DGCL (the "Shareholder Approval'') within 75 days of the date of the Authorized Share Failure, and every 75 days thereafter, until Shareholder Approval is obtained, and the Company shall comply with all proxy and information statement and mailing and effective date requirements set forth in rules and regulations of the SEC (including the time periods provided for therein) and applicable state laws and provisions of its Certificate of Incorporation and Bylaws with respect to the Shareholder Approval. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit the Shareholder Approval and to cause its Board of Directors to recommend to the shareholders of the Company that they approve such proposals as are contemplated by the Shareholder Approval. Without limiting the generality of the foregoing, the Company shall file with the SEC a proxy statement containing the information specified in Schedule 14A with respect to such meeting seeking Shareholder Approval and mail such proxy statement to shareholders of the Company as soon as practicable thereafter in accordance with the rules and regulations of the SEC. The Company shall promptly provide responses (including filing an amended Schedule 14A) to the SEC with respect to any comments received from the SEC on any proxy statement filed in accordance with this Section 5(b), and the Company shall cause the proxy statement to be mailed promptly after the staff of the SEC advises the Company that it has no further comments thereon or that the Company may commence mailing of the proxy statement, but in no ever later than two Trading Days thereafter.

(ii) In the event the Company can comply with this Section 5(b) using the written consent of its shareholders in lieu of a meeting in accordance with applicable laws, rules and regulations, the Company shall pursue such consent, adhering to the requirements of the SEC and the Principal Market, to cause the Shareholder Approval or remediation of any

11

subsequent Authorized Share Failure within the minimum amount of time practicable in compliance with applicable laws, rules and regulations, and in any event within a shorter time period than those contemplated in Sections 5(b)(i) or (ii) with respect to a meeting of its shareholders.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights''), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed 12 months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation.

(d)Pro Rata Distributions. During such time as the Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder's Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder's right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of 12 months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

12

6. Voting Rights. Holders of the Preferred Shares shall be entitled to vote on an as- converted basis with the holders of shares of Common Stock (except as otherwise required by applicable law, including the DGCL) on all matters brought before the shareholders of the Company, subject to the Beneficial Ownership Limitation.

7. Liquidation, Dissolution, Winding-Up.

(a) In the event of a Liquidation Event, each Holder shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "Liquidation Funds''), before any amount shall be paid to the holders of any of shares of Junior Stock, the amount equal to the greater of (i) 110% of the Stated Value of the Holder's Preferred Shares and (ii) such amount as the Holder would be entitled to receive if such Holder converted its Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of parity stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares ofJunior Stock in connection with a Liquidation Event as to which this Section 7 applies. The Company shall mail written notice of any such Liquidation Event, not less than 10 days prior to the payment date stated therein, to each Holder. Upon the occurrence of a Liquidation Event, a Holder may elect to receive its Liquidation Funds in shares of Common Stock determined based on the Conversion Rate then in effect in lieu of cash payment.

8. Dividends. Prior to payment of any dividends or distributions (other than stock dividends or stock splits) to holders of Common Stock or other series of preferred stock), the Holders of Preferred Shares shall be entitled to receive annual dividends (the "Dividends") equal to 8% of the Stated Value per share (the "Dividend Rate'') payable quarterly in arrears in shares of Common Stock determined based on the Conversion Price (such shares of Common Stock, as applicable, "Dividend Shares") (subject to the Beneficial Ownership Limitation); provideQ, however, that the Company may, at its option following notice to each Holder, capitalize any Dividend by increasing the Stated Value of each Preferred Share on such Dividend payment date in lieu of issuing Dividend Shares (as applicable, a "Capitalized Dividend") or by paying such Dividend in a combination of a Capitalized Dividend and a payment in Dividend Shares. For the avoidance of doubt, if any Dividend Shares are not issued on the applicable payment date of a Dividend (a "Dividend Payment Date") as to any quarter as a result of the Beneficial Ownership Limitation, a Capitalized Dividend or otherwise, the Dividend as to that quarter and the applicable Preferred Shares shall instead be applied as an increase to the Stated Value of the applicable Holder's Preferred Shares unless and until such Dividend Shares are issued, and if Dividend Shares

13

are later issued as to that Dividend, the Stated Value of such Preferred Shares shall return to the Stated Value as was in effect before such Dividend Payment Date. For the avoidance of doubt, if any conversion occurs and Conversion Shares are issued based on the increased Stated Value of Preferred Shares pursuant to the foregoing, the proportionate number of Dividend Shares shall be deemed to have been issued by virtue of such conversion. Dividends shall be paid to record holders of the Preferred Shares as of the last day of each calendar quarter with the Board of Directors determining the Dividend Payment Date for each such Dividend.

9. Participation. In addition to any adjustments pursuant to Section 4 and the special dividend provided for in Section 8, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder's right to participate in any such dividend or distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation). Except as provided in this Section 9, no dividends shall accrue or be payable with respect to the Preferred Shares.

10. Negative Covenants. Except as otherwise permitted by this Certificate of Designations, for so long as the Holder or Holders of outstanding Preferred Shares shall continue to hold at least 50% of the Preferred Shares which were issued on the Initial Issuance Date, without the affirmative consent or approval of the Required Holders of Preferred Shares then outstanding, the Company shall not, whether directly or indirectly:

(a) amend the Company's Certificate of Incorporation or Bylaws so as to adversely alter the rights, preferences, privileges of the Preferred Shares;

(b) create any new class of sharespari passu or senior to the Preferred Shares, other than a reverse stock split or other transaction effected for purposes of obtaining or maintaining compliance with the initial listing standards or rules of a national securities exchange or in order to comply with contractual obligations in effect as of the Initial Issuance Date;

(c) pay or declare any dividend on Common Stock or other junior securities;

(d) or incur new indebtedness in excess of $2 million in the aggregate, other than(i) up to $2 million of purchase money indebtedness, (ii) up to $2 million of small business government loans (iii)up to $2 million of capital leases or (iv) in connection with any restructuring, re-financing, third party purchase or similar transaction involving indebtedness which is pre- existing as of the Initial Issuance Date;

14

(e) redeem, purchase or otherwise acquire any share or shares of preferred stock or Common Stock (other than (i) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, (ii) the repurchase of any equity securities in connection with the Company's right of first offer with respect to those securities contained in any written agreement with the Company) or (iii) any Exchange as defined in and pursuant to this Certificate of Designations; or

(f) enter into any transaction with any of the Company's officers, directors or any Person directly or indirectly controlled by or under common control with the Company or any of its officers or directors, except for (i) transactions entered into in the ordinary course of business or otherwise in the furtherance of the Company's business as presently conducted orplanned to be conducted, (ii) transactions that are approved by the Board of Directors or (iii) transactions that have been authorized as of the Initial Issuance Date.

11. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of any Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

12. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form including delivery of a bond and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) oflike tenor and date.

13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to

15

payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company's compliance with the terms and conditions of this Certificate of Designations.

14. Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment ofits Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non- assessable shares of Common Stock upon the conversion of Preferred Shares and (ii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

15. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any suchpower, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

16. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next Trading Day delivery, or (iii) transmitted by email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with evidence of confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second

16

Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address. The addresses for such communications shall be: (i) if to the Company, to: 6 Liberty Square #2488, Boston, MA 02109, Attention: Sumit Kapur, Chief Executive Officer; with an additional copy (which shall not constitute notice) to Nason Yeager Gerson Harris & Fumero, P.A., 3001 PGA Boulevard, Suite 3035, Palm Beach Gardens, FL 33410, Attn: Michael D. Harris, Esq., email: mharris@nasonyeager.com and (ii) if to the Holders, to: the addresses and email address on record with the Company.

17. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and email address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares are registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

18. Shareholder Matters; Amendment.

(a) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company's shareholders or at a duly called meeting of the Company's shareholders, all in accordance with the DGCL. This provision is intended to comply with the applicable DGCL sections permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affrrmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

19. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) "1934 Act" means the Securities Exchange Act of1934, as amended.

(b)"Bloomberg" means Bloomberg, L.P.

(c) "Certificate of Designations" means this Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of Zapata Quantum, Inc.

(d) "Common Stock" means (i) the Company's shares of common stock,$0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

17

(e) "Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f) "Conversion Shares" means shares of Common Stock issuable upon conversion of the Preferred Shares.

(g) "Convertible Securities" means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(h) "Eligible Market" means The The New York Stock Exchange, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market, the OTCQB, the OTCQX, or any other trading market operated by OTC Markets, or any successor of the foregoing exchanges or markets.

(i) "Fundamental Transaction" shall means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions,(A) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) make, or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or(D) consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the "beneficial owner'' (as defined in Rule 13d- 3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(j) "Initial Issuance Date" means the first date on which Preferred Shares are issued pursuant to this Certificate of Designations.

18

(k) "Liquidation Event" means, whether in a single transaction or series of transactions, (i) the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole, (ii) a consolidation, merger or other transaction which results in the shareholders of the Company prior to the transaction owning less than 50% of the equity or voting power of the surviving entity (excluding the issuance of Common Stock in any financing transaction unless more than 50% of the Company's shares of Common Stock on a fully diluted basis with respect to such financing transaction are issued to one shareholder or a number of shareholders who act as a one group).

(1) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(m) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(n) "Principal Market" means the market on which the Common Stock is listed or quoted for trading as of the date in question. As of the Initial Issuance Date, the Principal Market is the OTCID Basic Market.

(o) "Required Holders" means holder(s) of at least a majority of the outstanding Preferred Shares.

(p) "SEC" means the U.S. Securities and Exchange Commission.

(q) "Subsidiary" means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(r) "Successor Entity" means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(s) "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the

19

final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(t) "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, New York time) to 4:00 p.m. (New York, New York time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) ifthe Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTCID Basic Market (or successor market operated by OTC Markets Group or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[signature page follows]

20

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series D Convertible Preferred Stock of Zapata Quantum, Inc. to be signed by its Chief Executive Officer on this 1st day of April, 2026.

Zapata Quantum, Inc.

/s/ Sumit Kapur
Name: Sumit Kapur
Title: Chief Executive Officer

21

EXHIBIT I

ZAPATA QUANTUM, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of Zapata Quantum, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, $0.0001 par value per share (the "Preferred Shares''), of Zapata Quantum, Inc., a Delaware corporation (the "Company''), indicated below into shares of common stock, $0.0001 value per share (the "Common Stock''), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued: ___________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: _________________________________________

_________________________________________

____________________________________________

Address: _________________________________________

Telephone Number: ________________________________

email address: _________________________________

Holder: __________________________________________

By: _____________________________________________

Title: ___________________________________________

Dated:_____________________________

Account Number (if electronic book entry transfer): __________________________________

Transaction Code Number (if electronic book entry transfer): _________________________